Exhibit 99.1

Moleculin Announces Head of NIAID Antiviral Drug Discovery and Development Center Joins COVID-19 Drug Development Team
Dr. Richard Whitley, a Distinguished Professor of Pediatrics, Professor of Microbiology, Medicine and Neurosurgery Joins Moleculin’s Science Advisory Board
HOUSTON, April 22, 2020 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) ("Moleculin" or the "Company"), a clinical stage pharmaceutical company with a broad portfolio of drug candidates, today announced that it has welcomed Dr. Richard Whitley to its Science Advisory Board to guide its development strategy for WP1122 for the potential treatment of COVID-19 and other viral diseases.
"Our development effort to get WP1122 into a clinical trial with COVID-19 patients is now getting into high gear," commented Walter Klemp, Chairman and CEO of Moleculin. "Among his many accomplishments, Dr. Whitley leads the Drug Discovery and Development Center for the National Institute of Allergy and Infectious Diseases, making him one of the Nation’s leading authorities on the clinical development of antiviral therapies."
Richard Whitley, M.D., is a Distinguished Professor of Pediatrics, Professor of Microbiology, Medicine and Neurosurgery; Loeb Eminent Scholar Chair in Pediatrics; Co-Director, Division of Pediatric Infectious Diseases; Vice-Chair, Department of Pediatrics; Senior Scientist, Department of Gene Therapy; Scientist, Cancer Research and Training Center; Faculty, Gene Therapy Center; Associate Director for Drug Discovery and Development and Senior Leader, Pediatric Oncology Program, O’Neal Comprehensive Cancer Center at the University of Alabama at Birmingham (UAB); and Co-Founder and Co-Director, Alabama Drug Discovery Alliance.
Dr. Whitley is responsible for the National Institute of Allergy and Infectious Diseases Collaborative Antiviral Study Group whose role is to perform clinical trials of antiviral therapies directed against medically important viral diseases of children and adults including viruses considered as threats to human health. He has published more than 347 articles. He participates in numerous Data Safety and Monitoring Boards for ongoing clinical studies. He is a past President of the Infectious Diseases Society of America and received the UAB President’s Medal in 2007. In 2013, he was named as the inaugural recipient of the Distinguished Clinical Research Scholar and Educator in Residence at the NIH Clinical Center.
About Moleculin Biotech, Inc.
Moleculin Biotech, Inc. is a clinical stage pharmaceutical company focused on the development of a broad portfolio of oncology drug candidates for the treatment of highly resistant tumors and viruses. The Company's clinical stage drugs are: Annamycin, a Next Generation Anthracycline designed to avoid multidrug resistance mechanisms with little to no cardiotoxicity, being studied for the treatment of relapsed or refractory acute myeloid leukemia, more commonly referred to as AML; WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, under investigation for brain tumors, pancreatic cancer and hematologic malignancies; and WP1220, an analog to WP1066, being developed for the topical treatment of cutaneous T-cell lymphoma. Moleculin is also engaged in preclinical development of additional drug candidates, including additional immune/transcription modulators, as well as WP1122, a compound capable of metabolism/glycosylation disruption.
For more information about the Company, please visit http://www.moleculin.com.

Forward-Looking Statements
Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the ability of WP1122 to demonstrate safety and efficacy in humans. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin Biotech has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. "Risk Factors" in our most recently filed Form 10-K filed with the Securities and Exchange Commission ("SEC") and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC.  Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events. The Company cautions investors not to place undue reliance on the interim results announced today.
Contacts
James Salierno / Carol Ruth
The Ruth Group
646-536-7028 / 7000
jsalierno@theruthgroup.com
cruth@theruthgroup.com